EXHIBIT 99.1

PRESS RELEASE -

Dow Jones & Company
1211 Avenue of the Americas
New York, NY 10036

Media Contact:
Howard Hoffman
Vice President, Corporate Affairs
(609)520-4765
Howard.Hoffman@dowjones.com

DOW JONES JOINS CME GROUP IN FINANCIAL INDEX VENTURE

Formal Structure Ensures Integrity and Independence of Dow Jones Industrial Average

NEW YORK (Feb. 10, 2010) - Dow Jones & Company and CME Group announced an agreement to form a joint venture to operate a global financial index services business.

The definitive agreement provides for CME Group to own 90% of the venture to which Dow Jones will contribute its Dow Jones Indexes business valued at $675 million. Dow Jones will hold the remaining 10% and retain a key role in the management of the Dow Jones Industrial Average. CME Group will contribute a business which provides certain market data services valued at $607.5 million to the joint venture. The new joint venture will also raise approximately $613 million in third-party debt which will be used to pay a $607.5 million distribution to Dow Jones.

"A venture with CME Group provides advantages the index business needs to grow and prosper," said Les Hinton, chief executive officer of Dow Jones. "This affords Dow Jones the opportunity to tighten its focus on its news and business information products while preserving and protecting an iconic business brand."

Taken together, the distribution received from the joint venture with CME Group and the previously announced sale of the company's interest in STOXX Ltd. represent nearly $1 billion in proceeds to Dow Jones.

Terms of the agreement provide for the joint venture to license the Dow Jones name for the financial-index business on a long-term basis. Ownership of the Dow Jones brand, including trademarked names, remains with Dow Jones.

A formal structure will ensure the integrity and independence of Dow Jones index products.  For example, the managing editor of The Wall Street Journal will continue to share in decisions regarding the composition and application of the Dow Jones Industrial Average.

"The Dow Jones Industrial Average was created more than a century ago by the editors of The Wall Street Journal as a convenient and accurate measure of stock-market performance. This agreement perpetuates that purpose for the Journal and for investors world-wide," said Robert Thomson, managing editor of the Journal.

Earlier this year, Dow Jones announced a new organizational structure combining its two major divisions into a single business unit serving both enterprises and consumers. This transaction with CME Group and the sale of the company's interest in STOXX further concentrate Dow Jones's scope around core news and information products such as the Journal, Dow Jones Newswires, Barron's, MarketWatch and Dow Jones Factiva.

This transaction, which is subject to regulatory approvals and other customary closing conditions, is scheduled for completion in the 2010 first quarter.

Created in 1896 by Charles Dow, one of the founders of Dow Jones, the Dow Jones Industrial Average originally had 12 stocks, including a leather maker, a steel provider and a sugar producer. The industrial average was first published in the Journal on May 26, 1896, but wasn't regularly featured in the paper until October of that year. The Dow Jones Industrial Average became a household name after the stock market crash of 1929 when people beyond Wall Street began taking an active interest in the status of the market.

The first index from Dow Jones debuted in 1884 at a time when railroads dominated the economy. That predecessor of what is today the Dow Jones Transportation Average was originally named the Dow Jones Railroad Average.

Dow Jones first commercialized its indexes in 1997. Those initial licensing efforts led to the creation of the Dow Jones Indexes business.

ABOUT DOW JONES

Dow Jones & Company (www.dowjones.com) is a News Corporation company (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV; www.newscorp.com) and a leading provider of global news and business information. Its principal products include The Wall Street Journal, Dow Jones Newswires, Dow Jones Factiva, Barron's, MarketWatch and Dow Jones Indexes. Its Local Media Group operates community-based newspapers and Web sites. Dow Jones also provides news content to television and radio stations.